THE CHEFS’ WAREHOUSE, INC. 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2015 Financial Results

Net Sales Increase 31.3%

Ridgefield, CT, February 18, 2016 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter and year ended December 25, 2015.

Financial highlights for the fourth quarter of 2015 compared to the fourth quarter of 2014:

  Net sales increased 31.3% to $299.7 million for the fourth quarter of 2015 from $228.2 million for the fourth quarter of 2014.
  Net income increased 28.0% to $6.7 million for the fourth quarter of 2015 compared to $5.2 million in the fourth quarter of 2014.
  Earnings per diluted share increased 19.0% to $0.25 for the fourth quarter of 2015 compared to $0.21 for the fourth quarter of 2014.
  Modified pro forma earnings per diluted share1 increased 30.0% to $0.26 for the fourth quarter of 2015 compared to $0.20 for the fourth quarter of 2014.
  Adjusted EBITDA1 increased 70.5% to $20.8 million for the fourth quarter of 2015 compared to $12.2 million for the fourth quarter of 2014.

“2015 was a momentum building year for the Company as we continue to create the industry-leading, dynamic, food marketing and distribution company we envisioned when we went public four years ago. During the year we reported a net sales increase of 31%, crossing the $1 billion mark in revenue, and a modified pro forma EPS increase of 30%. We completed the Del Monte acquisition in April and are making significant progress on integrating that business. We also made meaningful progress in improving the financial performance of Allen Brothers and are increasingly confident that the addition of Allen Brothers to our family of companies will pay long term dividends. Finally, we opened a new market for our specialty division with the addition of a distribution facility in Chicago, as well as added significant additional capacity in New York, Las Vegas and plan to open our San Francisco facility by the end of this month. We believe that these new facilities position us well for future growth” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “2016 is shaping up to be a great year for the Company as we carry forward this momentum and build on our success. We have many of our large capital-intensive projects behind us, many new state-of-the art facilities in operation and our core specialty and protein businesses are performing very well.”

Fourth Quarter Fiscal 2015 Results

Net sales for the quarter ended December 25, 2015 increased 31.3% to $299.7 million from $228.2 million for the quarter ended December 26, 2014. The increase in net sales was primarily the result of organic growth, the acquisition of Del Monte in April 2015. These acquisitions accounted for approximately $57.6 million of net sales growth for the quarter. Organic growth contributed approximately $13.9 million, or 6.1%, to year-over-year growth. Compared to the fourth quarter of 2014, the Company’s case count grew approximately 8.6%, while the number of unique customers and placements grew 5.5% and 7.0%, respectively, in the core specialty business adjusted for acquisitions in the fourth quarter of 2015. Inflation was approximately 1.6% during the quarter, driven largely by the protein category, consisting of inflation in meat products offset in part by deflation in seafood.

Gross profit increased approximately 35.2% to $76.9 million for the fourth quarter of 2015 from $56.9 million for the fourth quarter of 2014. Gross profit margin increased approximately 74 basis points to 25.7% from 24.9%. This increase was due to increased margins in both the core specialty business of 12 basis points and protein business of 366 basis points, with the improvement in protein margins largely driven by improvements in the operating performance of the Allen Brothers subsidiary and the acquisition of Del Monte.

Total operating expenses increased by approximately 36.8% to $61.9 million for the fourth quarter of 2015 from $45.2 million for the fourth quarter of 2014. As a percentage of net sales, operating expenses were 20.6% in the fourth quarter of 2015 compared to 19.8% in the fourth quarter of 2014. The increase in the Company’s operating expense ratio is largely attributable incremental amortization expense related to the Company’s acquisition of Del Monte and the prior year recognition of a $1.9 million benefit from the non-cash change in fair value of earnout obligations. In addition, increased occupancy costs and healthcare insurance expense, offset in part by reduced fuel and freight costs and marketing expenses, contributed to the increase in operating expense ratio compared to the prior year quarter.

Operating income for the fourth quarter of 2015 was $15.1 million compared to $11.7 million for the fourth quarter of 2014. As a percentage of net sales, operating income was 5.0% in the fourth quarter of 2015 compared to 5.1% in the prior year’s fourth quarter. The decrease in operating income as a percentage of net sales was driven by increased gross profit margins offset by increased operating expenses noted above.

Net income was $6.7 million, or $0.25 per diluted share, for the fourth quarter of 2015 compared to $5.2 million, or $0.21 per diluted share, for the fourth quarter of 2014. The diluted earnings per share for the fourth quarter of 2015 include the dilutive effect of the subordinated convertible notes issued as part of the Del Monte acquisition in April 2015.

On a non-GAAP basis, adjusted EBITDA1 was $20.8 million for the fourth quarter of 2015 compared to $12.2 million for the fourth quarter of 2014. For the fourth quarter of 2015, modified pro forma net income1 was $7.0 million and modified pro forma EPS1 was $0.26 compared to modified pro forma net income of $4.9 million and modified pro forma EPS of $0.20 for the fourth quarter of 2014. The modified pro forma EPS for the fourth quarter of 2015 include the dilutive effect of the subordinated convertible notes issued as part of the Del Monte acquisition in April 2015.

Full Year 2016 Guidance

Based on current trends in the business, the Company is providing the following financial guidance for fiscal year 2016, which includes a 53rd week:

  Net sales between $1.15 billion and $1.20 billion
  Adjusted EBITDA between $72.5 million and $77.0 million
  Net income between $21.5 million and $23.5 million
  Net income per diluted share between $0.80 and $0.86
  Modified pro forma net income per diluted share between $0.81 and $0.88

This guidance is based on an effective tax rate of approximately 41.75% and fully diluted shares of approximately 27.5 million shares.

Fourth Quarter 2015 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2015 financial results today at 5:00 p.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and John Austin, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 13630124. The replay will be available until Thursday, February 25, 2016, and an online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to begin servicing customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 11, 2015 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs' Warehouse, Inc. carries and distributes more than 34,000 products to more than 26,000 customer locations throughout the United States and Canada.

Contact:

Investor Relations

John Austin, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 25, 2015 AND DECEMBER 26, 2014
(in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2015	December 26, 2014	December 25, 2015	December 26, 2014
	(unaudited)		(unaudited)

Net Sales	$299,722	$228,228	$1,058,996	$836,625
Cost of Sales	222,795	171,339	789,462	630,573
Gross Profit	76,927	56,889	269,534	206,052

Operating Expenses	61,853	45,220	229,134	173,042
Operating Income	15,074	11,669	40,400	33,010

Interest Expense	3,673	2,104	12,984	8,167
Loss (Gain) on Disposal of Assets	45	(1)	(295)	(5)

Income Before Income Taxes	11,356	9,566	27,711	24,848

Provision for Income Tax Expense	4,701	4,367	11,502	10,633

Net Income	$6,655	$5,199	$16,209	$14,215

Net Income Per Share:
Basic	$0.26	$0.21	$0.63	$0.58
Diluted	$0.25	$0.21	$0.63	$0.57

Weighted Average Common Shares Outstanding:
Basic	25,870,644	24,656,740	25,532,172	24,638,135
Diluted	27,169,323	24,842,558	26,508,994	24,844,565

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 25, 2015 AND DECEMBER 26, 2014
(in thousands)

	December 25, 2015	December 26, 2014
	(unaudited)

Cash	$2,454	$3,328
Accounts receivable, net	124,139	96,896
Inventories, net	92,758	75,528
Deferred taxes, net	5,256	3,500
Prepaid expenses and other current assets	9,164	9,755
Total current assets	233,771	189,007

Equipment and leasehold improvements, net	54,283	47,938
Software costs, net	4,511	5,358
Goodwill	155,816	78,508
Intangible assets, net	132,211	50,485
Other assets	5,626	4,897
Total assets	$586,218	$376,193

Accounts payable	$64,888	$43,157
Accrued liabilities	24,258	19,522
Accrued compensation	7,732	6,645
Current portion of long-term debt	6,266	7,736
Total current liabilities	103,144	77,060

Long-term debt, net of current portion	268,508	135,800
Deferred taxes, net	9,316	8,067
Other liabilities	17,286	8,472
Total liabilities	398,254	229,399

Preferred stock	—	—
Common stock	263	250
Additional paid in capital	125,170	97,966
Cumulative foreign currency translation adjustment	(2,949)	(693)
Retained earnings	65,480	49,271
Stockholders' equity	187,964	146,794

Total liabilities and stockholders' equity	$586,218	$376,193

THE CHEFS' WAREHOUSE, INC.
CONDENSED CASH FLOW STATEMENT
FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 25, 2015 AND DECEMBER 26, 2014
(unaudited; in thousands)

	December 25, 2015	December 26, 2014
	(unaudited)

Cash flows from operating activities:
Net Income	$16,209	$14,215

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,960	3,113
Amortization	9,453	5,130
Provision for allowance for doubtful accounts	2,909	1,195
Deferred credits	850	(105)
Deferred taxes	(809)	173
Amortization of deferred financing fees	1,228	876
Stock compensation	3,539	1,374
Gain on disposal of assets	(295)	(5)
Change in fair value of earn-out	558	(1,581)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(11,055)	(21,332)
Inventories	(6,109)	(10,809)
Prepaid expenses and other current assets	1,314	6,074
Accounts payable and accrued liabilities	15,351	10,744
Other liabilities	(471)	1,830
Other assets	(905)	(1,095)
Net cash provided by operating activities	37,727	9,797

Cash flows from investing activities:
Capital expenditures	(21,656)	(24,206)
Cash paid for acquisitions	(123,831)	484
Proceeds from asset disposals	16,187	49
Net cash used in investing activities	(129,300)	(23,673)

Cash flows from financing activities:
Change in restricted cash	—	5,578
Payment of debt	(23,893)	(7,054)
Issuance of new debt	25,000	—
Net change in revolving credit facility	93,382	—
Cash paid for contingent earnout obligation	(1,420)	—
Payment of deferred financing fees	(1,012)	(841)
Excess tax benefits on stock compensation	81	110
Surrender of shares to pay withholding taxes	(1,092)	(491)
Net cash provided by (used in) financing activities	91,046	(2,698)

Effect of foreign currency translation adjustment on cash and cash equivalents	(347)	(112)

Net decrease in cash and cash equivalents	(874)	(16,686)
Cash and cash equivalents at beginning of period	3,328	20,014
Cash and cash equivalents at end of period	$2,454	$3,328

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 25, 2015 AND DECEMBER 26, 2014
(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2015	December 26, 2014	December 25, 2015	December 26, 2014

Net Income:	$6,655	$5,199	$16,209	$14,215
Interest expense	3,673	2,104	12,984	8,167
Depreciation	1,741	883	5,960	3,113
Amortization	2,699	725	9,453	5,130
Provision for income tax expense	4,701	4,367	11,502	10,633
EBITDA (1)	19,469	13,278	56,108	41,258

Adjustments:
Stock compensation (2)	670	342	1,889	1,374
Duplicate rent (3)	125	406	972	1,685
Investigation costs (4)	—	33	—	671
Integration and deal costs/third party transaction costs (5)	70	16	4,546	580
Settlement with Seller (6)	—	—	—	(1,477)
Change in fair value of earn-out obligation (7)	251	(1,904)	558	(1,581)
Moving expenses (8)	172	—	567	—

Adjusted EBITDA (1)	$20,757	$12,171	$64,640	$42,510

1.

We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.

Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.

Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we were unable to use the facility.

4.

Represents the costs incurred in our previously disclosed investigation of the accounting issue at Michael's Finer Meats.

5.

Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration and cash and non-cash stock transaction bonuses.

6.

Represents the payment received from the former owners of Michael's Finer Meats in settlement of a dispute involving the previously disclosed accounting issue related to inventory.

7.

Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

8.

Represents moving expenses for the consolidation of our Bronx, NY facility.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 25, 2015 AND DECEMBER 26, 2014
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2015	December 26, 2014	December 25, 2015	December 26, 2014

Net Income	$6,655	$5,199	$16,209	$14,215

Adjustments to Reconcile Modified Pro Forma Net Income to Net Income (1):
Duplicate rent (2)	125	406	972	1,685
Investigation costs (3)	—	33	—	671
Integration and deal costs/third party transaction costs (4)	70	16	4,546	580
Moving expenses (5)	172	—	567	—
Settlement with Seller (6)	—	—	—	(1,477)
Change in fair value of earnout obligation (7)	251	(1,904)	558	(1,581)
Prior year tax audit (8)	—	519	—	519
Tax effect of adjustments (9)	(256)	590	(2,757)	50

Total Adjustments	362	(340)	3,886	447

Modified Pro Forma Net Income	$7,017	$4,859	$20,095	$14,662

Diluted Earnings per Share - Modified Pro Forma	$0.26	$0.20	$0.77	$0.59

Diluted Shares Outstanding - Modified Pro Forma	27,169,323	24,842,558	26,508,994	24,844,565

1.	We are presenting modified pro forma net income and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we were unable to use the facility.
3.	Represents the costs incurred in our previously disclosed investigation of the accounting issue at Michael's Finer Meats.
4.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration and cash and non-cash stock transaction bonuses.
5.	Represents moving expenses for the consolidation of our Bronx, NY facility.
6.	Represents the payment received from the former owners of Michael's Finer Meats in settlement of a dispute involving the previously disclosed accounting issue related to inventory.
7.	Represents the non-cash change in fair value of contingent earn-out liabilites related to our acquisitions.
8.	Represents the results of a New York state tax audit for the fiscal years 2010 through 2013 which are reflected in fiscal 2014.
9.	Represents the tax effect of items 2 through 7 above.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2016
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance

Net Income:	$21,500	$23,500
Provision for income tax expense	16,000	16,500
Depreciation & amortization	18,000	19,000
Interest expense	14,000	14,500
EBITDA (1)	69,500	73,500

Adjustments:
Stock compensation (2)	2,100	2,300
Duplicate occupancy and moving costs (3)	300	400
Change in fair value of earn-out obligations (4)	600	800

Adjusted EBITDA (1)	$72,500	$77,000

1.	We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.
3.	Represents occupancy costs, including rent, utilities and insurance, and moving costsexpected to be incurred in connection with the Company's facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.
4.	Represents the non-cash change in fair value of earn-out liabilities related to the Company's acquisitions.

THE CHEFS' WAREHOUSE, INC.
2016 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2016 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.80	$0.86

Duplicate occupancy and moving costs (3)	—	0.01
Change in fair-value of earn-out obligation (4)	0.01	0.01

Modified pro forma net income per diluted share	$0.81	$0.88

1.	We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Guidance is based upon an estimated effective tax rate of 41.5% to 42.0% and an estimated fully diluted share count of approximately 27.5 million shares.
3.	Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.
4.	Represents the non-cash change in fair value of contingent earn-out liabilites related to the Company's acquisitions.